Exhibit 10.13

American Tower Corporation Notice of Grant of Restricted Stock Units and RSU Agreement (Non-U.S. Employee / Time)	American Tower Corporation ID: 65-0723837 116 Huntington Ave Boston, MA 02116

Administrator 116 Huntington Avenue 11th Floor Boston MA United States 02116	Participant Name: RSU Number: Plan: ID:

American Tower Corporation, a Delaware corporation (the “Company”), hereby grants to the Participant named above (“you”) restricted stock units (the “RSUs”) representing the right to receive the number of shares of Common Stock, par value $0.01 per share (the “Stock”) of the Company set forth below (or, if so determined by the Committee, the value of such shares, payable in cash or such other property as the Committee determines) on the terms of this Notice of Grant of Restricted Stock Units and RSU Agreement (this “Agreement”), subject to your acceptance of this Agreement and the provisions of the American Tower Corporation 2007 Equity Incentive Plan, as amended from time to time (the “Plan”).

Date of grant:	, 20

Number of shares:

The RSUs will vest and the underlying shares will become issuable on the following schedule (each date, a “scheduled vesting date”):

on                     , 20    , as to                      shares,

on                     , 20    , as to                      additional shares,

on                     , 20    , as to                      additional shares, and

on                     , 20    , as to                      additional shares.

By your signature below, you agree with the Company to the terms of this Agreement.

Participant	Date

Terms of Restricted Stock Units

1. Plan Incorporated by Reference. The provisions of the Plan are incorporated into and made a part of this Agreement by this reference. Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in the Plan. The Committee administers the Plan, and its determinations regarding the interpretation and operation of the Plan and this Agreement are final and binding. The Board may in its sole discretion at any time terminate or from time to time modify and amend the Plan as provided therein. You may obtain a copy of the Plan without charge upon request to the Company’s Human Resources Department.

2. Vesting of RSUs. The RSUs will vest, while you are employed by the Company or one of its Affiliates, for the respective numbers of shares and on the scheduled vesting dates stated in the vesting schedule on the first page of this Agreement, subject to the other terms hereof. RSUs are an unfunded, unsecured obligation of the Company. You shall not earn any rights under the RSUs except in conformity with such schedule and until all other conditions that are required to be met in order to issue the underlying shares have been satisfied. Subject to Section 6, within sixty (60) days after the scheduled vesting date for any RSUs, the Company will deliver to you or your legal representative the number of shares of Stock underlying the number of vested RSUs associated with such scheduled vesting date on the vesting schedule (or such cash or other property as the Committee determines).

3. Dividend Equivalents. While the RSUs, with a grant date of January 1, 2012 or later, are outstanding and unvested, the Company will accrue dividend equivalents on your behalf. The dividend equivalent with respect to each RSU will be equal to the sum of the cash dividend declared and paid by the Company with respect to each share of Stock while the RSU is outstanding (but not dividends declared and paid before January 1, 2012). No interest will accrue on the dividend equivalents. The dividend equivalents with respect to each RSU shall be earned and distributed in cash at the same time as the RSU is earned and distributed.

4. Termination of RSUs. Upon termination of your employment with the Company and its Affiliates for any reason, any of the RSUs that are unvested as of the termination date, together with any accrued dividend equivalents will be canceled for no value. Authorized leave of absence or absence on military or government service shall not constitute termination of your employment for this purpose so long as either (a) such absence is for a period of no more than 90 calendar days or (b) your right to re-employment after such absence is guaranteed either by statute or by contract.

5. Withholding Taxes. Upon the vesting of the RSUs, the Company shall withhold from issuance in settlement of such RSUs the number of shares of Stock necessary to satisfy the minimum tax withholding obligations arising from such vesting with such shares of Stock valued at their Fair Market Value on such date; provided, that the Company may permit, at the discretion of the President and Chief Executive Officer, the Treasurer and Chief Financial Officer, or the Executive Vice President, Chief Administrative Officer and General Counsel, you to pay the associated tax withholding obligations to the Company in cash (in lieu of the Company withholding shares of Stock), if you submit a written request therefor in advance of the vesting date for such RSUs and remits to the Company such payment no later than the date of delivery of the remaining shares to the holder in settlement of the RSUs. The cash payment of the accrued dividend equivalents is treated as taxable income and added to the value of the vested RSU shares. Notwithstanding the foregoing, tax withholding with respect to the issued shares of Stock and cash payment of dividend equivalents shall be first applied against the cash payment of dividend equivalents and, accordingly, may reduce the total number of shares required to be withheld in order to satisfy the minimum withholding tax obligation.

6. Termination; Forfeiture. Notwithstanding any other provision of this Agreement, you shall be obligated to (a) transfer to the Company any shares, cash or other property previously issued upon vesting of RSUs and dividend equivalents and (b) pay to the Company all gains realized by any person from the disposition of any such shares or other property if: (I) your employment with the Company or any Affiliate is terminated for cause or (II) following termination of employment for any reason, either (A) the Company determines that you engaged in conduct while an employee that would have justified termination for cause or (B) you violate any applicable confidentiality or non-competition agreement with the Company or any Affiliate. Termination for cause means criminal conduct involving a felony in the U.S. or the equivalent of a felony under the laws of other countries, material violations of civil law related to your job responsibilities, fraud, dishonesty, self-dealing, breach of your obligations regarding the Company’s intellectual property, or willful misconduct that the Committee determines to be injurious to the Company.

7. Compliance with Law; Lock-Up Agreement. The Company shall not be obligated to issue any shares of Stock or other securities upon vesting of the RSUs unless the Company is satisfied that all requirements of law or any applicable stock exchange in connection therewith (including without limitation the effective registration or exemption of the issuance of such shares or other securities under the Securities Act of 1933, as amended, and applicable state securities laws) have been or will be complied with, and the Committee may impose any restrictions on your rights as it shall deem necessary or advisable to comply with any such requirements; provided that the Company will issue such shares or other securities on the earliest date at which it reasonably anticipates that such issuance will not cause such violation . You further agree hereby that, as a condition to the issuance of shares upon vesting of the RSUs, you will enter into and perform any underwriter’s lock-up agreement requested by the Company from time to time in connection with public offerings of the Company’s securities.

8. Rights as Stockholder. You shall have no rights as a stockholder with respect to any shares of Stock or other securities covered by the RSUs until the issuance of such actual shares of Stock or other securities.

9. Effect on Your Employment. Neither the adoption, maintenance or operation of the Plan nor the award of the RSUs and the dividend equivalents with respect to the RSUs confers upon you any right to continue your employment with the Company or any Affiliate, nor shall they interfere with the rights of the Company or any Affiliate to terminate or otherwise change the terms of such employment or service at any time, including, without limitation, the right to promote, demote or reassign you from one position to another in the Company or any Affiliate. Unless the Committee otherwise provides in any case, your employment with an Affiliate shall be deemed to terminate for purposes of the Plan when such Affiliate ceases to be an Affiliate of the Company.

10. Nontransferability. You may not assign or transfer the RSUs or any rights with respect thereto, including without limitation, the dividend equivalents with respect to the RSUs, except by will or by the laws of descent and distribution or to the extent expressly permitted in writing by the Committee.

11. Corporate Events. The terms of the RSUs and the dividend equivalents with respect to the RSUs may be changed without your consent as provided in the Plan upon a change in control of, or certain other corporate events affecting, the Company. Without limiting the foregoing, the number and kind of shares or other securities or property issuable upon vesting of the RSUs may be changed, the vesting schedule may be accelerated, the RSUs may be assumed by another issuer, or the RSUs may be terminated, as the Committee may consider equitable to the participants in the Plan and in the best interests of the Company.

12. Data Privacy. You hereby explicitly consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Notice and Agreement by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company and its Affiliates hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its Affiliates, details of all RSUs or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country of residence or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local Human Resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local Human Resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local Human Resources representative.

13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the United States of America and the law (other than the law governing conflict of law questions) of the Commonwealth of Massachusetts except to the extent the laws of any other jurisdiction are mandatorily applicable.

14. Amendment and Termination of the RSUs. The RSUs and the dividend equivalents with respect to the RSUs may be amended or terminated by the Company with or without your consent, as permitted by the Plan.